IMAX CORPORATION

Exhibit 10.38

Memorandum

To:	MARK WELTON
from:	JACKI BASSANI
cc:	RICH GELFOND
Date:	October 13, 2021
Subject:	amendment to September 18, 2020
EMPLOYMENT TERMS memorandum

I am writing to confirm the amendment we are making to the September 18, 2020 Memorandum that documents the terms and conditions of your ongoing employment (the “Memorandum”). The “Vacation and Benefits” provision of the Memorandum is hereby deleted in its entirety and replaced with the following:

Vacation and

Benefits:

Your current vacation entitlement and benefits will continue unchanged, including entitlement to the Wellness Allowance reimbursement of up to $2,500 per year, which is a taxable benefit, and your Medcan benefit.  Furthermore, the Company shall provide you with the following taxable benefits:

(1)	Reimbursement of up to CAD $10,000 per year toward a premium for a term life insurance policy; and

(2)

Payment to you of the difference between the annual CRA limit on employer contributions to your Registered Pension Plan and 5% of your salary, up to an annual maximum of CAD $10,000.  The payment for each year shall be made within the first quarter of the following year; provided, however, that the payment for 2020 shall be made within 30 days following the date hereof.

IMAX Corporation | 902 Broadway, 20th Floor, New York, NY 10010 | 212-821-0100 | Fax: 212-821-0105

Except as amended herein, the Memorandum remains in full force and effect.  Please acknowledge your receipt of this memorandum and your agreement with the terms and conditions herein by signing and returning it to me by October 20, 2021.

With my signature below, I confirm receipt of this memorandum and my acceptance of the terms of my employment as written.

/s/ Mark Welton	10/14/21
Mark Welton	Date

IMAX Corporation | 902 Broadway, 20th Floor, New York, NY 10010 | 212-821-0100 | Fax: 212-821-0105